Exhibit 99.1
CorMedix Inc. Reports Second Quarter 2016 Financial Results and Provides Business Updates
Conference Call Today at 9:00 a.m. Eastern Time

Bedminster, NJ – August 5, 2016 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases, today reported financial results for the second quarter ended June 30, 2016 and highlighted recent business updates. The Company will host a conference call today at 9:00 a.m. Eastern Time.

Key Business and Financial Updates:

Neutrolin® Phase 3 LOCK-IT 100 study in hemodialysis patients: Continue to enroll patients and engage clinical sites; overall program remains on track. Anticipated milestones include:
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4Q 2016: Blinded, interim safety analysis conducted by independent data safety monitoring board (DSMB)
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4Q 2016/1Q 2017: Complete enrollment
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3Q 2017: Report top-line Phase 3 data

Neutrolin® Phase 3 LOCK-IT 200 study in oncology patients: Oncology patients receiving IV parenteral nutrition, chemotherapy and hydration via a central venous catheter.
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4Q 2016: Anticipate meeting with the FDA to finalize the protocol

Medical Affairs and Pipeline Development:
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Presented and published peer-reviewed pharmacoeconomic data demonstrating the clinical and economic need for products like Neutrolin that can prevent catheter-related bloodstream infections at the International Society for Pharmacoeconomics and Outcomes Research (ISPOR) 21st Annual International Meeting and in the Journal of Critical Care
●
Commenced feasibility testing with NanoProteagen of a novel combination therapy consisting of NanoProteagen’s proprietary nanoparticle technology, NanoPro™, in combination with CRMD-005 for pediatric oncology patients with neuroblastoma

Financial: Ended the second quarter of 2016 with $28.6 million in cash and short-term investments as of June 30, 2016, vs $30.2 million at March 31, 2016; Net cash burn in the second quarter was $1.6 million – see selected financial results below.

“Neutrolin has potential to be a game changer for the prevention of life-threatening catheter-related bloodstream infections in patients with implanted central venous catheters” said Randy Milby, CorMedix CEO. “Reducing infection rates is a major priority for hospitals and dialysis centers because of the impact infections have on patients as their health is already compromised and cannot risk additional complications. In addition, there is a tremendous health-economic burden of longer hospital stays and other associated complications. By reducing infections, Neutrolin is designed to protect both patients and hospitals from catheter-related infections.”

“Executing on our Neutrolin Phase 3 program, as designed with input from the FDA, is our top priority,” continued Mr. Milby. “LOCK-IT-100 in hemodialysis patients is the first of our two Phase 3 clinical studies to support filing for Neutrolin marketing approval. We remain on track with this study and anticipate the DSMB will conduct a safety review in 2016 and, with continued progress we anticipate reporting top-line data in the third quarter of 2017. We are planning to conduct the second Neutrolin Phase 3 trial, called LOCK-IT-200, in oncology patients receiving IV parenteral nutrition, chemotherapy and hydration via a central venous catheter. We continue our discussions with the FDA to finalize the protocol, at which point we will have achieved an important milestone in our pathway to potential Neutrolin approval.”

Select Financial Results for the Second Quarter and Six Months Ended June 30, 2016

The Company reported a net loss of $4,887,000, or $0.13 per share in the second quarter of 2016 compared to a net loss of $4,135,000, or $0.13 per share in the second quarter of 2015, an increase of $752,000. For the six months ended June 30, 2016, the Company reported an operating loss of $9,118,000 compared to an operating loss of $9,633,000 for the same period last year, a decrease of $515,000. The loss in 2016 is primarily associated with activities to conduct and manage the Neutrolin Phase 3 clinical program.

The Company had $28.6 million in cash and short-term investments as of June 30, 2016, compared to $30.2 million as of March 31, 2016, a net reduction of $1.6 million. For the second quarter of 2016 the Company used $3.8 million to fund operations, primarily focused to fund activities that support the Neutrolin Phase 3 program. The cash used to fund operations was partially offset by financing activities of $2.2 million from the issuance of 736,746 shares under our ATM program, which resulted in net proceeds of $1.9 million and from the exercise of 400,000 shares related to stock options, which resulted in net proceeds of $300,000. There is approximately $8.4 million remaining under our ATM program as of June 30, 2016.

The Company had 37.3 million, 36.1 million and 36 million shares of common stock outstanding as of June 30, 2016, March 31, 2016 and December 31, 2015, respectively.

Mr. Milby concluded, “Our goal is to execute successfully on our Neutrolin Phase 3 program in order to announce the LOCK-IT 100 top-line data in the third quarter of 2017. Financially, we believe we are executing a strategy in a prudent and conscientious manner to maximize value for our shareholders upon potential Phase 3 clinical success.”

Readers are referred to, and encouraged to read in its entirety, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission, which includes updates on the Neutrolin Phase 3 clinical program as well as the Company’s business plans and operations, financial condition and results of operations.

Conference Call Information:
Please call five minutes before the conference call is scheduled to begin.
Dial-In (Toll Free)                     877-407-9210
International Dial-In                  201-689-8049

A replay of the teleconference will be available until August 12, 2016, 11:59 p.m. Eastern Time
Replay Number:                         877-481-4010
Replay International:                  919-882-2331
Conference ID:                           10068

About CorMedix Inc.
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical study in patients undergoing chronic hemodialysis via a central venous catheter. The company is planning to conduct its second Phase 3 study in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. If successful, the two pivotal studies may be submitted to the FDA for potential approval for both patient populations. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, contributing to potentially accelerated FDA review and up to 10 years of market exclusivity upon potential U.S. approval. It is already a CE Marked product in Europe and other territories. CorMedix is also seeking to unlock additional value for its taurolidine-based technology by establishing collaborative partnerships in oncology and medical device applications. For more information visit: www.cormedix.com.

For Investors & Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: ; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin in countries other than Europe; the risks associated with the launch of Neutrolin in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; ; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$16,511	$119,973	$57,939	$151,237
Cost of sales	(187,192)	(101,798)	(237,421)	(119,117)
Gross profit (loss)	(170,681)	18,175	(179,482)	32,120
Operating Expenses:
Research and development	(2,772,959)	(1,797,588)	(4,862,551)	(3,032,103)
Selling, general and administrative	(1,968,580)	(2,355,176)	(4,131,516)	(5,048,279)
Total operating expenses	(4,741,539)	(4,152,764)	(8,994,067)	(8,080,382)
Loss from operations	(4,912,220)	(4,134,589)	(9,173,549)	(8,048,262)
Interest income	29,426	8,778	61,062	9,321
Foreign exchange transaction loss	(4,005)	(5,597)	(4,492)	(6,026)
Value of warrants issued in connection with backstop financing	-	-	-	(1,583,252)
Interest expense	(41)	(3,692)	(1,033)	(4,550)
Net loss	(4,886,840)	(4,135,100)	(9,118,012)	(9,632,769)
Other comprehensive income (loss)	$(2,836)	(9,078)	28,015	(6,268)
Comprehensive loss	(4,889,676)	$(4,144,178)	$(9,089,997)	$(9,639,037)
Net Loss Per Common Share – Basic and Diluted	$(0.13)	$(0.13)	$(0.25)	$(0.35)

CORMEDIX INC. AND SUBSIDIARY
CONDENSED BALANCE SHEET INFORMATION

	June 30, 2016 (Unaudited)	December 31, 2015*
Assets
Cash, cash equivalents and short-term investments	$28,611,824	$35,385,804
Total Assets	$31,212,838	$37,101,729

Total Liabilities	$3,142,140	$3,090,241
Accumulated Deficit	$(103,509,607)	$(94,391,595)
Total Stockholders’ Equity	$28,070,698	$34,011,488

*Condensed from audited financial statements.